Exhibit 5.1

September 18, 2014

Board of Directors

Great American Group, Inc.

21860 Burbank Boulevard, Suite 300 South

Woodland Hills, CA 91367

Re: Registration Statement/Form S-1

Gentlemen:

We have acted as counsel to Great American Group, Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offering from time to time by the selling stockholders, as described in the Registration Statement, of up to 14,480,812 shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), consisting of (a) 10,289,300 Common Shares issued and sold to accredited investors in a private placement offering closed on June 5, 2014, and (b) 4,191,512 Common Shares issued pursuant to an Acquisition Agreement, dated as of May 19, 2014.

As counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Common Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that the Common Shares have been duly authorized, validly issued, fully paid, and are non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Morrison & Foerster LLP

MORRISON & FOERSTER LLP